FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ENTERS INTO
JOINT VENTURE
WITH PHARYN RESOURCES

Overland Park, Kan. (June 5, 2009) – EnerJex Resources, Inc. (OTC:BB ENRJ) has entered into an agreement with Pharyn Resources (Pharyn) to begin a 20 well development program on EnerJex’s Brownrigg lease in Linn County, Kansas. EnerJex will contribute the 320 acre property in exchange for a 10% carried working interest and a cost-plus management fee. Pharyn will contribute up to $700,000 in initial development capital. EnerJex will develop the project and remain the operator of the property.

“We are extremely pleased to be working with Pharyn in our first joint venture project” said Steve Cochennet, Chairman and Chief Executive Officer of EnerJex. “We feel we have an agreement that pairs our drilling and operating background with Pharyn’s investment objectives, which is intended to build long-term sustainable earnings growth for both companies. We hope this is the first of many joint venture/farm out structures we can close to further our growth strategies.”

Phil Hudnall, President of Pharyn Resources stated, “We believe that there is tremendous opportunity in eastern Kansas. We look forward to working closely with the EnerJex team to add value through capital appreciation and to build an income stream for both our clients and EnerJex stockholders.”

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations, conducted solely through EnerJex Kansas, its wholly owned operating subsidiary, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com

About Pharyn Resources

Pharyn is an independent E&P company based in Kansas. Incorporated in Colorado in 2005, Pharyn is actively involved in enhancement of existing field reserves and developmental drilling in Southeast Texas and Eastern Kansas.  Pharyn is focused on opportunities to fully exploit oil and gas reserves that have been left behind, but with minimal operating costs.

More information on Pharyn and its operations can be found on its website: www.pharynresources.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the agreement with Pharyn and the respective operations of EnerJex and Pharyn. Such statements involve risks and uncertainties, including, but not limited to: any benefits to EnerJex from the Pharyn Agreement; results of the exploratory drilling program; ability of the agreement to enhance stockholder value for any of the companies; the continued production of oil and gas at historical rates; costs of operations; delays, and any other difficulties related to producing oil or gas; price of oil and gas; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Steve Cochennet
EnerJex Resources, Inc.
(913) 754-7754

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com